EXHIBIT 10.3

First Amendment to the

Restricted Stock Unit Award Agreement
Between Martin M. Koffel and URS Corporation

Whereas, Martin M. Koffel (the “Employee”) and URS Corporation (the “Company”) entered into a Restricted Stock Unit Award Agreement effective as of July 12, 2004 (the “Agreement”); and

Whereas, the Employee and the Company wish to amend the Agreement to modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Now Therefore, the Agreement is amended effective as of December 10, 2008, as follows:

A.           Section 5 of the Agreement hereby is amended in its entirety to read as follows.

5.           Delivery of Shares; Stock Certificates.  Subject to Section 10 below, your vested Units shall be converted into shares of Common Stock, and a stock certificate or electronic entry evidencing such shares shall be delivered to you no later than the fifth (5th) business day following your “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) with the Company or, in the event such separation is pursuant to Section 6(a)(vi) of the Employment Agreement, concurrently with such separation; provided, however, that if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation, then such conversion and delivery shall be made on the date that is the earlier of (i) six (6) months and one (1) day following such separation or (ii) your death.

Except as amended as provided above, the Agreement shall remain in full force and effect.

In Witness Whereof, each of the parties has executed this First Amendment to the Agreement, as of the day and year first above written.

Martin M. Koffel

By:	/s/ Martin M. Koffel

URS Corporation,
a Delaware corporation

By:	/s/ H. Thomas Hicks
H. Thomas Hicks
Vice President and Chief Financial Officer

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